Exhibit 4.52A

Exhibit 4.52B
English Translation of Power of Attorney
I, Song Yunv, a citizen of the People’s Republic of China (“PRC”), with ID number as 310228198107295846 and a shareholder of 20% of equity interest (“Equity Interest”) in Shanghai JIDI Network Technology Co., Ltd. (“Company”), hereby irrevocably authorize JIDI Network Technology (Shanghai) Co., Ltd. (“WFOE”) to exercise the following powers and rights concerning Equity Interest within the term of this Power of Attorney (the “POA”).
1.
Acting as the sole and exclusive representative to exercise the rights and powers concerning Equity Interest on my behalf, including but not limited to: (1) attending shareholder meetings of the Company and sign shareholder resolutions on behalf of me; (2) exercising all shareholder rights under the laws and the articles of association of the Company, including but not limited to, voting right, right of selling, transferring, pledging or disposing of the whole or any part of Equity Interest; and (3) acting as my authorized representative to designate and appoint the legal representative, chairman, board of directors, supervisors and general manager and other senior management.

2.
The power to sign Equity Interest transfer agreement on my behalf where I may be demanded as a party to the agreement for the purpose of performing my obligations under Equity Interest Pledge Agreement dated on the same date of this POA.

3.
Except otherwise provided herein, the power to allocate, use or act in other ways to dispose of dividends arising out of Equity Interest, whether in cash or not, according to my oral and written instructions.

4.	Except otherwise provided herein, the power to make decisions at its own discretion without any further oral or written instruction from me.
5.
I hereby acknowledge that, any and all actions concerning Equity Interest by WFOE shall be deemed conducted by myself, and any and all documents concerning Equity Interest signed by WFOE shall be deemed signed by myself.

6.	WFOE has power to assign this POA concerning the above issues to any other person or company without any prior notice to or consent from me.
7.	This POA comes into force upon signing and is irrevocable and continues to be valid during the term when I am a shareholder of the Company.
8.
During the term of this POA, I hereby waive any and all rights and powers concerning Equity Interest authorized to WFOE herein and I acknowledge that I will not exercise such rights and powers by myself.

Signed by:

Song Yunv

Date: December 6, 2010